EXHIBIT 99.1

News Release

FOR RELEASE AT
8:01am EDT
Wednesday, April 7, 2004
Investor Contact:	Press Contact:
Mark Lamb	Mary Erickson
Director – Investor Relations	Reidy Communications
(425) 519-4034	(605)325-3286
markl@Onyx.com	mary@reidycommunications.com

Onyx Software Acquires Business Process Management Technology from Visuale
Fusion of BPM with Customer Relationship Management Will Herald Next Wave of CRM Innovation

BELLEVUE, WA. —Onyx® Software Corp. (NASDAQ: ONXS), a worldwide leader in successful customer relationship management (CRM), today announced that it has acquired business process management (BPM) technology from Visuale, Inc. of Los Gatos, CA in an asset acquisition with a guaranteed purchase price of $4.0 million.

Consideration includes an initial payment of $400,000 in cash and Onyx Software common stock valued at $1.6 million in the form of 504,891 shares. Upon the one-year anniversary of closing, Onyx will make a subsequent payment valued at $1.0 million with the option of using either cash or stock valued at the then-current fair market value. In each of years three and four following closing, Onyx will make minimum royalty payments of $500,000 in cash based on sales of Onyx products incorporating the acquired technology. Separately, Onyx has reached employment agreements with key developers of the acquired technology.

“Business processes are a company’s intellectual property and competitive differentiator in many industries. The acquisition of Visuale’s world-class BPM technology and planned integration into Onyx CRM will give companies a cost-effective way to create, execute and manage business processes to deliver that competitive edge,” said Brent Frei, Onyx Software CEO. “We believe that this capability positions Onyx to unleash the next wave of CRM by helping organizations transform their CRM from a system that’s simply used to park customer data to one that actively drives their business,” Frei said.

Onyx plans to incorporate the acquired Business Process Management technology into Onyx CRM to allow non-technical users to design and modify end-to-end business processes using graphical workflow and business rule design tools. The technology is designed to significantly reduce the need for IT support – as well as the associated delay and expense – while creating more cost-effective business agility for the enterprise. This powerful new technology can be applied to support long-running, multi-user workflows that in some cases extend beyond the walls of the organization, to partners and suppliers.

Visuale BPM technology is built on Microsoft .NET standards and supports Microsoft SQL Server and Oracle Database, making the acquired technology entirely compatible with the existing Onyx technology platform.

Gartner Dataquest research predicts that the BPM market will see moderate double-digit growth through 2007 based on a growing pace of business, increased demands for better customer service, the need for more business efficiency, and the demand for a higher ROI. Onyx plans to deliver products integrating the benefits of this BPM technology acquisition near the end of 2004.

About Onyx Software

Onyx Software Corp. (Nasdaq: ONXS), a worldwide leader in delivering successful CRM, offers a fast, cost-effective, usable solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, United Kingdom lottery operator Camelot, Delta Dental, Microsoft Corporation, Mellon Financial Corporation, The Regence Group, State Street Corporation and Suncorp. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.

Forward-Looking Statement

This press release contains forward-looking statements, including statements about Onyx’s intended use of the acquired BPM technology, the incorporation of the acquired technology into Onyx CRM, the benefits Onyx expects to receive as a result of the acquisition and the potential growth of the overall BPM market. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to the risk that Onyx cannot successfully integrate the BPM technology into Onyx CRM in a timely fashion, the risk that Onyx cannot retain the key employees hired as part of the transaction, the risk that Onyx’s products that include the BPM technology do not achieve market acceptance and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our annual report on form 10-K for the period ended December 31, 2003. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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